AT THE COMPANY: AT FINANCIAL RELATIONS BOARD:

Brian Nickel Georganne Palffy

Executive Vice President General Info

(512) 732-1000 (312) 640-6768

FOR IMMEDIATE RELEASE

WEDNESDAY, NOVEMBER 24, 2004

AMERICAN CAMPUS COMMUNITIES ANNOUNCES CALIFORNIA STATE UNIVERSITY SAN BERNARDINO EXERCISE OF OPTION TO PURCHASE

UNIVERSITY VILLAGE AT SAN BERNARDINO

Austin, TX -- November 24, 2004 -- American Campus Communities, Inc. (NYSE: ACC), today announced their receipt of notice from California State University -- San Bernardino that the University received approval from their Board of Trustees on November 17, 2004 and is exercising their option to purchase University Village at San Bernardino for the option price of $28,250,000. The University has stated their intent to close the transaction on or about December 31, 2004. The purchase price of approximately $59,000 per bed represents an approximate cap rate of 6.5 percent on the property's projected net operating income for the 2004 / 2005 academic year.

Bill Bayless, President and Chief Executive Officer of American Campus Communities, Inc. commented, This transaction is mutually beneficial for both the University and our shareholders as it provides the University with Class A student housing and provides the Company the opportunity to redeploy this capital at accretive yields.

University Village at San Bernardino is a 132 unit / 480 bed property located adjacent to the campus of California State University San Bernardino which was developed by the Company and opened for occupancy in September 2004.

About American Campus Communities, Inc.

American Campus Communities, Inc. is the only publicly traded REIT solely focused on student housing in the United States. American Campus Communities is a fully integrated, self-managed and self-administered equity REIT with expertise in the acquisition, design, finance, development, construction management, and leasing and management of student housing properties. The company owns 17 high-quality student housing properties containing approximately 4,100 apartment units and 12,600 beds. At September 30, 2004, the Company's totaled owned and managed portfolio includes 35 properties that represent more than 24,000 beds in more than 8,700 units. For more information please go to the company website, at www.americancampuscommunities.com.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.